EXHIBIT 10.33a
This Addendum to Employment Contract dated May 23, 1994, and amended January 1, 1995, by and between The WellCare Management Group, Inc. (hereinafter referred to as "WellCare") and Marystephanie Corsones (hereinafter referred to as "Employee") is entered into this seventh day of March 1996 for the purpose of amending the following clauses to Employment Agreement.
1. In consideration of the services as Chief Financial Officer and Acting Vice President of Strategic Planning and Operations of WellCare, WellCare agrees to pay Employee a salary of $125,000.00 effective January 1, 1996. Both parties agree that the base salary will automatically increase by four percent (4%) annually effective January 1 of the remaining contract years.
2. WellCare hereby agrees to provide Employee with a one-time lump sum cash bonus in the gross amount of $50,000.00.
3. Amendment to Employment Contract dated January 1, 1995, and replaces said Amendment shall be as follows:
Employee will receive an annual bonus based on her specific performance of her responsibilities on behalf of WellCare. Performance bonuses shall be an annual bonus at one percent (1%) of the annual net (after tax) profit of WellCare up to $100,000. Net profit will be derived from GAAP audited annual financial statements of WellCare and its affiliated companies. Any additional bonuses shall be at the discretion of the Board of
Directors of WellCare.   Employee shall retain the right to
request the distribution of year-end bonus funds to any approved college trust fund, tax deferred retirement fund, or related entity including but not limited to a rabbi trust.
4. WellCare hereby agrees to provide Employee with a one-time lump sum severance payment of $250,000 payable upon termination of employment prompted by WellCare and as a result of a change of ownership or Board composition of over twenty-five percent (25%) and an increase in the severance payable in all other circumstances for a period of twelve (12) months following
termination.   Company-paid benefits such as life, long-term
disability, and health insurance will be cancelled the last day that the Employee is physically on-site performing her job responsibilities as Chief Financial Officer and Acting Executive President of Strategic Planning and Operations. However, Employee will retain any vested rights in bonuses, stock options, or deferred tax agreements such as a rabbi trust.

This Addendum is signed this 11 day of March 1996.
The WellCare Management Group, Inc.:
By: /s/ Edward A. Ullmann
Edward A. Ullmann, CEO/President
Employee:/s/ Marystephanie Corsones
Marystephanie Corsones